Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:         Kevin R. Karas

Chief Financial Officer

402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FIRST QUARTER 2015 RESULTS

__________________________________________

LINCOLN, Nebraska (May 7, 2015) — National Research Corporation (NASDAQ: NRCIA and NRCIB) today announced results for the first quarter of 2015.

●	Net New Sales $5.0 million, up 52%
●	Total Contract Value $105.8 million
●	Revenue up 1% to $26.3 million
●	Net Income of $3.5 million, down 36%

Remarking on Company performance, Michael D. Hays, chief executive officer of National Research Corporation said, “The consumer-facing side of healthcare is evolving quickly, resulting in rapid adoption of NRC’s most innovative offerings. Industry leaders such as Intermountain Healthcare, Kaiser Permanente, Cedars-Sinai, Sentra and Cleveland Clinic are setting a new bar for Customer-Centric Healthcare Across the Continuum.”

Revenue for the quarter ended March 31, 2015, was $26.3 million, compared to $26.0 million for the same quarter in 2014. Net income for the quarter ended March 31, 2015, was $3.5 million, compared to $5.5 million for the quarter ended March 31, 2014. Diluted earnings per share decreased to $0.08 for Class A shares and $0.49 for Class B shares for the quarter ended March 31 2015, from diluted earnings per share of $0.13 for Class A shares and $0.77 for Class B shares for the quarter ended March 31, 2014. Combined diluted earnings per share (a non-GAAP measure) decreased to $0.14 for the quarter ended March 31, 2015, from $0.22 for the first quarter of 2014.

Regarding first quarter performance, Kevin Karas, chief financial officer of National Research Corporation, said, “We continued the trend of positive quarterly net new sales momentum with a 52% increase over prior year. Organic revenue growth from new contracts was offset primarily by a significant reduction in revenue from lower health risk assessment volumes as well as the impact from 2014 contract value reductions, with some shift of revenue into future quarters. Acquisition related expenses and investments to support rapidly growing offerings also increased in the quarter, resulting in a 36% decrease in net income compared to the same period last year.”

NRC Announces First Quarter 2015 Results

May 7, 2015

A listen-only simulcast of National Research Corporation’s 2015 first quarter conference call will be available online at http://edge.media-server.com/m/p/ck9idxkm on May 8, 2015, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 34 years, National Research Corporation has been at the forefront of patient-centered care, helping healthcare providers measure and improve quality and services through analytics that offer a rich understanding of customers’ experiences, preferences, risks and behaviors across the healthcare continuum.

The information discussed within this release includes financial results and projections that are in accordance with accounting principles generally accepted in the United States (GAAP). In addition, certain non-GAAP financial measures have been provided that calculate combined earnings per share based on combined Class A and Class B shares and share equivalents outstanding, respectively. The non-GAAP measures should be read in conjunction with the corresponding GAAP measures and should be considered in addition to, and not as an alternative or substitute for, the measures prepared in accordance with GAAP. Please note that the Company’s non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information the Company presents should be considered in conjunction with, and not as a substitute for, the Company’s financial information presented in accordance with GAAP. The non-GAAP financial measures are provided in an effort to provide information that investors may deem relevant to evaluate results from the company's core business operations and to compare the company's performance with prior periods. The company uses both GAAP and these non-GAAP financial measures for evaluating comparable financial performance against prior periods.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

NRC Announces First Quarter 2015 Results

May 7, 2015

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2015	2014

Revenue	$26,270	$26,030

Operating expenses:
Direct	11,799	10,329
Selling, general and administrative	7,627	6,366
Depreciation and amortization	1,015	935
Total operating expenses	20,441	17,630

Operating income	5,829	8,400

Other income (expense):
Interest income	17	17
Interest expense	(63)	(81)
Other, net	(1)	7

Total other expense	(47)	(57)

Income before income taxes	5,782	8,343

Provision for income taxes	2,302	2,890

Net income	$3,480	$5,453

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.08	$0.13
Class B	$0.50	$0.79
Diluted Earnings Per Share:
Class A	$0.08	$0.13
Class B	$0.49	$0.77

Weighted average shares and share equivalents outstanding
Class A - basic	20,792	20,742
Class B - basic	3,478	3,469
Class A - diluted	21,033	21,134
Class B - diluted	3,524	3,541

NRC Announces First Quarter 2015 Results

May 7, 2015

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	Mar. 31,	Dec. 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$37,010	$40,042
Accounts receivable, net	11,804	8,116
Income taxes receivable	604	1,100
Other current assets	3,753	3,930
Total current assets	53,171	53,188

Property and equipment, net	11,604	12,143
Goodwill	58,280	58,489
Other, net	5,397	5,690
Total Assets	$128,452	$129,510

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$5,742	$6,028
Deferred revenue	15,483	15,095
Accrued compensation	4,023	4,365
Income taxes payable	-	110
Notes payable	2,346	2,328
Total Current Liabilities	27,594	27,926

Non-current liabilities	13,015	13,836

Total Liabilities	40,609	41,762

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,538,056 in 2015 and 25,475,662 in 2014, outstanding 20,939,430 in 2015 and 20,894,286 in 2014	25	25
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,262,287 in 2015 and 4,251,889 in 2014, outstanding 3,502,644 in 2015 and 3,494,865 in 2014	4	4
Additional paid-in capital	45,370	44,864
Retained earnings	74,649	73,686
Accumulated other comprehensive loss	(1,827)	(773)
Treasury stock	(30,378)	(30,058)
Total shareholders’ equity	87,843	87,748
Total liabilities and shareholders’ equity	$128,452	$129,510

NRC Announces First Quarter 2015 Results

May 7, 2015

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Non-GAAP Combined Earnings Per Share Schedule

(In thousands, except per share data)

	Three months ended March 31,
	2015	2014
Combined Earnings Per Share
Basic Earnings Per Share	$0.14	$0.23
Diluted Earnings Per Share	$0.14	$0.22

Combined weighted average shares and share equivalents outstanding
Combined - Basic	24,270	24,211
Combined - Diluted	24,557	24,676

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